                                                                   EXHIBIT 10.10

LYONDELL  PETROCHEMICAL  COMPANY
-------------------

VALUE  SHARE  PLAN

Edition of October 1, 1996

                               TABLE OF CONTENTS


I.   PURPOSE

II.  DESCRIPTION OF PLAN OPERATION

III. OTHER PLAN PROVISIONS

IV.  DEFINITIONS

                        LYONDELL PETROCHEMICAL COMPANY

                               VALUE SHARE PLAN



I.   PURPOSE

The purpose of the Lyondell Petrochemical Company Value Share Plan (the "Plan") is to:

     . Focus Participants on key measures of value creation for the Company's shareholders and on operating measures that lead to the creation of value

     . Provide significant upside and downside award potential commensurate with shareholder value creation

     . Encourage a long-term management perspective and reward for sustained long-term performance

     . Enhance the ability of Lyondell to attract and retain highly talented and competent individuals

     .  Reinforce a team orientation among top management

     .  Encourage ownership of the Company's stock among top management

II.  DESCRIPTION OF PLAN OPERATION

II.1 GENERAL PLAN DESCRIPTION

The Value Share Plan (the "Plan") provides the opportunity for top executives of Lyondell Petrochemical Company ("Lyondell" or the "Company") to receive incentive awards based on:

     (1)  Performance measured against two key indicators of shareholder value:

          .  Economic Value Added
          .  Market Value Added

     (2)  Performance measured against four key indicators of operating success:

          .  Financial Results
          .  Customer Satisfaction Ranking
          .  Corporate Responsibility Ranking
          .  Employee Productivity Ranking

At the beginning of each Performance Cycle, certain top executive officers of the Company will be selected to participate in the Plan for that Performance Cycle. Upon selection, each Participant will be assigned an Allocation Percentage, which will indicate the extent to which each Participant will share in the amounts generated by the Plan.

Following the end of each Performance Cycle, two award pools will be created:
(1) a Value Award Pool and (2) an Operating Award Pool. The Value Award Pool will be created based upon Lyondell's performance over the Performance Cycle. The Value Award Pool will equal the sum of [a+b], as follows:

     (a)  4.0% of Average Economic Value Added, plus
     (b)  1.25% of Average Market Value Added

An Operating Award Pool will be created based on Lyondell's operating performance in the areas of financial results, customer satisfaction, corporate responsibility and employee productivity. This pool may be adjusted downward by the Compensation Committee (the "Committee") of the Board of Directors of the Company based on its assessment of Lyondell's financial and strategic performance against any criteria that it deems appropriate.

The Value Award Pool and the Operating Award Pool will then be allocated to Participants in accordance with each Participant's Allocation Percentage.

Awards to Participants typically will be paid out in three parts [a+b+c], as follows:

     (a) One-third in cash paid within 90 days following the end of the Performance Cycle;
     (b) One-third in Restricted Stock issued within 90 days following the end of the Performance Cycle; and
     (c) One-third in Deferred Cash paid at the time that the related Restricted Stock vests

The number of shares of Restricted Stock to be granted to each Participant will be calculated by dividing the Participant's award in (b) above by the Company's average daily closing stock price during the last month of the Performance Cycle. The Restricted Stock will vest annually in three equal installments over three years following the end of the Performance Cycle, and will earn dividends and have voting rights over the restriction period.

The Deferred Cash award will be paid out at the time that the related Restricted Stock vests in an amount equal to the value of the Restricted Stock at the time of its vesting.

In addition, Participants will receive the cash equivalent to first quarter dividends which otherwise would have been earned on the Restricted Stock if the Restricted Stock grants were made immediately after the end of the Performance Cycle.

A detailed description of how the Plan works is presented in the following sections of this document.

II.2 ELIGIBILITY

Plan participation will be extended to the top executives of the Company who, in the opinion of the Compensation Committee of Lyondell, have the opportunity to significantly impact the long-range success and value of the Company. These executives, referred to as Participants, will be notified in writing of their selection to participate in the Plan within 90 days of being elected an executive officer of the Company. No non-employee directors shall be eligible to participate in this Plan.

II.3 ALLOCATION PERCENTAGE

All Participants will be assigned an Allocation Percentage for each Performance Cycle by March 30 of the first year of each Performance Cycle. The initial and maximum Allocation Percentages for the Chief Executive Officer and the Chief Operating Officer are 35% and 20%, respectively. Other Allocation Percentages will be determined by the Compensation Committee, based on the number of participants in the Plan at the beginning of each Performance Cycle, the position level of each participant, and other considerations, as deemed appropriate by the Committee. If a Participant ceases to participate in the Plan, Allocation Percentages for ongoing Performance Cycles will not be readjusted for remaining Participants.

A New Participant will not be assigned an Allocation Percentage until the beginning of the first Performance Cycle for which Allocation Percentages have not already been assigned under this Section, at which time the New Participant will become a Participant. Prior to assignment of an

Allocation Percentage, the New Participant, at the Committee's discretion, may receive an award under Section II.11.

The Allocation Percentages for performance Cycles ending in 1995, 1996, 1997, and 1998 and 1999 will be established prior to March 30, 1995.


II.4 VALUE AWARD POOL

Within 60 days following the end of the Performance Cycle, a Value Award Pool will be established based on Lyondell's performance over the Performance Cycle. The Value Award Pool will equal the sum of [a+b] for the Performance Cycle, as follows:

     (a)  4.0% of Average Economic Value Added, plus
     (b)  1.25% of Average Market Value Added

II.5 AVERAGE ECONOMIC VALUE ADDED

Economic Value Added measures the Company's cash flow relative to the return that debt and equity holders expect to receive on the Company's capital. Each year of a Performance Cycle, Economic Value Added will be measured by the difference between (i) cash generated by Company operations and (ii) the sum of the Company's debt and equity capital, multiplied by a factor representing investors' expected rate of return on that capital, as calculated under the formula in Schedule A.

Average Economic Value Added will be determined by calculating the sum of Economic Value Added for each year of a Performance Cycle and dividing the total by the number of years in that cycle.

II.6 AVERAGE MARKET VALUE ADDED

Average Market Value Added measures changes in total return to shareholders during a Performance Cycle, including the value of dividend reinvestment, as calculated under the formula in Schedule B.

II.7 OPERATING AWARD POOL

Within 60 days following the end of the Performance Cycle, an Operating Award Pool shall be established. The extent to which this pool is created will be contingent upon Lyondell meeting certain criteria during the Performance Cycle. Operating Award Pool amounts to be made available upon the achievement of these criteria include:

          Operating Performance Standard              Operating Award Pool
    -----------------------------------------     ----------------------------

     (1) Financial Performance refers to Net
         Income in the final year of the
         Performance Cycle greater than or
         equal to dividends paid in the final
         year of the Performance Cycle                            $300,000

     (2) Customer Satisfaction Ranking                             200,000

     (3) Corporate Responsibility Ranking                          200,000

     (4) Employee Productivity Ranking                             300,000
                                                                ----------
     Total Operating Award Pool                                 $1,000,000
                                                                ==========

Within 60 days following the end of the Performance Cycle, the Compensation Committee also will evaluate the Company's performance in the final year of the Performance Cycle on any criteria that it deems appropriate. These criteria may be financial or strategic in nature and could include, but are not limited to, environmental and health measures, key strategic accomplishments, and quality measures. Based on this subjective assessment, the Compensation Committee will rate Lyondell's annual performance and, in its discretion, reduce the Operating Award Pool, if appropriate. The extent of any reduction will be contingent upon Lyondell's performance rating as follows:

     Performance Rating                       Downward Adjustment (1)               Total Operating Award Pool
----------------------------               -----------------------------         --------------------------------
     Exceptional                                          $0                                    $1,000,000
     Good                                              $500,000                                  $500,000
     Partially meets expectations                      $850,000                                  $150,000
     Deficient                                        $1,000,000                                    $0

     ____________
     /1/ Interpolate for performance between discrete points

II.8 AWARD CALCULATION

Each Participant's award under the Plan for a Performance Cycle will be determined by multiplying the Participant's Allocation Percentage by the sum of the Value Award Pool and the Operating Award Pool in accordance with the formula [a*(b+c)], as follows:

     (a)  Participant's Allocation Percentage, multiplied by the sum of:

     (b)  Value Award Pool, plus

     (c)  Operating Award Pool.

The maximum award that can be paid based on the Value Award Pool and the Operating Award Pool for any Participant for any Performance Cycle equals $3,500,000. This maximum amount includes payments in cash, Restricted Stock, and Deferred Cash, as described in Section II.9 below.

In addition, a Participant will receive an award in cash equal to the amount of dividends which would have been paid on shares of Restricted Stock for the first quarter in the year of the award, as if the Participant had been granted Restricted Stock immediately after the end of the Performance Cycle. This award shall not be paid if the Participant actually receives the dividends.

II.9 PAYOUT OF AWARDS

Earned awards (except for Deferred Cash) will be paid out within 90 days following the end of the Performance Cycle. Except in the event of Termination due to death, Retirement, or permanent Disability, awards will be paid out in three parts as follows:

     (a) One-third in cash paid within 90 days following the end of the Performance Cycle;

     (b) One-third in shares of Restricted Stock granted within 90 days following the end of the Performance Cycle; and

     (c) One-third in Deferred Cash paid at the time that the related Restricted Stock vests.

Any award of cash equal to dividends under Section II.8 also shall be paid within 90 days of the end of a Performance Cycle.

In the event of Termination due to death, Retirement, or permanent Disability, pro-rata awards will be paid out in cash within 90 days following the end of the Performance Cycle in accordance with the provisions of Section III. 3.

The number of shares of Restricted Stock to be granted to each Participant will be calculated by dividing the Participant's award in (b) above by the Company's average daily closing stock price during the last month of the Performance Cycle. The Restricted Stock will vest in three equal installments on December 15 in each of the three years following the end of the Performance Cycle. Restricted Stock will vest immediately upon a Change in Control or upon the Participant's death, Retirement, or permanent Disability. Shares of Restricted Stock will earn dividends, as paid, and have voting rights over the restricted period.

The Deferred Cash award will be paid at the time that the related Restricted Stock vests in an amount equal to the number of shares of Restricted Stock vesting multiplied by the Company's closing stock price on the vesting date.

II.10     DISCRETION TO REDUCE AWARDS

The Committee may exercise negative discretion and reduce any awards based on the Value Award Pool and the Operating Award Pool payable to any individual who participates in the Plan.

II.11     SEPARATE DISCRETIONARY AWARDS

The Committee may pay discretionary awards which are not based on Allocation Percentages, in addition to any awards paid in accordance with Section II.8 of the Plan, to any Participant or New Participant in the Plan for any year in cash, Restricted Stock, Deferred Cash, or any combination thereof.

II.12     DEFERRALS

The Participant may elect to defer cash and Deferred Cash amounts calculated under the Plan under the terms of any deferred compensation plan in which he/she is eligible to participate.

If any payment of any amount under this Plan would be disallowed under Code
Section 162(m) by reason of the fact that the Participant's applicable employee remuneration, as defined in Code Section 162(m)(4), either exceeds or, if such amount were paid, would exceed the $1,000,000 limitation in Code 162(m)(1), the Committee may, in its sole discretion, defer the payment of this excess amount, but only to the extent that, and for so long as, the Company's tax deduction for the payment would be disallowed under Code Section 162(m). No such payment, however, may be deferred beyond three months after the end of the Company's fiscal year in which the Participant's termination of employment occurs. In addition, the Committee may accelerate the payment of previously deferred amounts if it determines that the amount of the tax deduction that would be disallowed is not significant. Amounts which are deferred under this Section
II.12 will be credited with interest at a rate provided for in the Company's Executive Deferral Plan at the time of the deferral or at the prime rate of Citibank, N.A. in effect from time to time if no deferral plan is in effect at the time of the award payout.


III.      OTHER PLAN PROVISIONS

III.1     ACCRUAL OF AWARDS

This is an unfunded Plan. Awards will be charged to the Company's earnings according to Generally Accepted Accounting Principles (GAAP). Accrual of awards will not imply a promise by the Company to pay any of a Participant's award. Awards will be paid only upon the completion of the Performance Cycle, in accordance with provisions outlined elsewhere in this document.

III.2     EMPLOYMENT

In order to receive an award under the Plan, a Participant must be employed by Lyondell at the end of the Performance Cycle, except as otherwise noted below.

III.3     TERMINATION, DEMOTIONS, AND TRANSFERS

If Termination of the Participant's employment occurs by reason of death, disability or retirement, or if termination occurs within two years following a Change in Control, or if the participant becomes ineligible to participate in the Plan due to a demotion or transfer by the Company to an Affiliate, such as LYONDELL-CITGO Refining Company, Ltd., the Participant (or the Participant's beneficiary or estate in the event of death) will be eligible to receive a pro-rata award, calculated according to the following formula: the award the Participant would have earned for the Performance Cycle ending in the year in which an event listed above occurs shall be multiplied by a fraction, the numerator of which shall be the number of full months that the Participant was employed by the Company during that final year of the Performance Cycle and the denominator of which shall be twelve. Pro-rated awards pursuant to this Section III.3 will be paid in their entirety by cash within 120 days following the end of the Performance Cycle.

A Participant who terminates employment with the Company prior to the end of any ongoing Performance Cycle, for any other reason (whether voluntary or involuntary) in the absence of a Change in Control, will forfeit the opportunity to earn an award under the plan.

Notwithstanding any other provision of this Plan, the Committee, in its sole discretion, may permit continued participation, pro-ration or early distribution (or a combination of awards which would otherwise be forfeited.)

III.4     DESIGNATION OF BENEFICIARIES

A Participant may designate a beneficiary or beneficiaries to receive, in the event of the Participant's death, all or part of the amounts to be distributed to the Participant under the Plan.

III.5     AMENDMENT OR TERMINATION OF THE PLAN

This Plan may be amended, suspended, or terminated at any time by the Committee without notice, provided that no change to the Plan may be made, unless required by law, that adversely affects a previously earned award. In the case of termination of the Plan, the Committee, if it determines in its sole discretion that it is advisable under the circumstances, may authorize the pro-ration and/or early distribution of awards earned under the Plan. However, no amendment or change in the Plan may, without the approval of the shareholders of the Company, be effective with respect to an award which is intended to satisfy the requirements of Code Section 162(m), if such approval is required by Code
Section 162(m)(4)(C).

III.6     PLAN ADMINISTRATION

The Committee has the full power and authority to construe, interpret, and administer the Plan and to make rules and regulations in accordance with Plan provisions. All Committee decisions, actions, determinations, or interpretations will be at the Committee's sole discretion and will be final, conclusive and binding on the Company, Participants and all other persons.

In making any determination under the Plan, the Committee will be entitled to rely on opinions, reports, statements, or advice of officers of the Company, and of counsel, public accountants, and other experts or third parties.

No member of the Committee will be personally liable for any action taken in good faith, any exercise of power given to the Committee under the Plan, or any action of any other member of the Committee.

III.7     LIMITATION OF EMPLOYEE RIGHTS

No Employee has a claim or right to be a Participant in the Plan, to continue as a Participant, or to be granted an award under the Plan. Lyondell is not obligated to give uniform treatment (e.g., the assignment of Allocation Percentages) to Employees or Participants under the Plan. Participation in the Plan does not give an Employee the right to be retained in the employment of the Company, nor does it imply or confer any other employment rights.

Nothing contained in the Plan will be construed to create a contract of employment with any Participant. Lyondell reserves the right to elect any person to its offices and to remove Employees in any manner and upon any basis permitted by law.

Nothing contained in the Plan will be deemed to require Lyondell to deposit, invest or set aside amounts for the payment of any awards. Participation in the Plan does not give a Participant any ownership, security or other rights in any assets of the Company.

III.8     WITHHOLDING TAX

Lyondell will deduct from all awards paid under the Plan any taxes required by law to be withheld.

III.9     EFFECTIVE DATE

The Plan is effective as of January 1, 1995, and will remain in effect unless otherwise terminated or amended by the Compensation Committee, provided that the Plan is approved by the Company's shareholders on or before December 31, 1995.

III.10    VALIDITY

In the event any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect, the validity of any other provision of the Plan.

III.11    APPLICABLE LAW

The Plan will be governed by and construed in accordance with the laws of the State of Texas.


IV.       DEFINITIONS

 "AFFILIATE" means any entity substantially owned and/or controlled by Lyondell, as determined by the Committee.

"ALLOCATION PERCENTAGE" refers to a percentage assigned to a Participant in accordance with Section II.3 of the Plan.

"CHANGE IN CONTROl" will have the same meaning as a Participant's Executive Severance Agreement between the Participant and the Company or the Company's Supplemental Executive Benefit Plans Trust Agreement if the Participant does not have an Executive Severance Agreement.

"CODE" refers to the Internal Revenue Code of 1986 or any successor statute, as amended from time to time.

"COMPANY" refers to Lyondell Petrochemical Company.

"COMPENSATION COMMITTEE" or "COMMITTEE" refers to the Compensation Committee of the Board of Directors of Lyondell.

"CORPORATE RESPONSIBILITY RANKING" refers to Lyondell, during the final year of a Performance Cycle, (a) achieving first or second quartile ranking (where first signifies the best performance) in recordable incident rates as reported for its category by the National Petroleum Refining Association (NPRA) and the Chemical Manufacturers Association (CMA) and (b) meeting the CMA time guidelines for implementation of the Responsible Care Guidelines. If the CMA and NPRA no longer issue such reports, the Committee may choose alternate reports issued by other companies or associations.

"CUSTOMER SATISFACTION RANKING" refers to Lyondell achieving first or second quartile ranking (where first signifies the best performance) in (a) customer audits of any Company plant or facility held during the final year of a Performance Cycle and (b) customer surveys performed by the Company during the final year of a Performance Cycle. Provided however, that if no customer audits or surveys are done during such year than the Company must have maintained its ISO-9000 rating in the most recent audit performed by the ISO-9000 auditing agency.

"DEFERRED CASH" refers to an amount of cash equal to the value of the Restricted Stock determined in accordance with Section II.9 of the Plan.

"DISABILITY" refers to total and permanent disability, as defined in the Company's Executive Long-Term Disability Plan.

"EMPLOYEE" refers to an Employee of Lyondell Petrochemical Company.

"EMPLOYEE PRODUCTIVITY RANKING" refers to Lyondell achieving first or second quartile ranking (where first signifies the best performance) on production cost for Lyondell's Channelview facility, as reported by Solomon Associates, Inc. on its most recent report issued prior to the end of the Performance Cycle. If Solomon Associates, Inc. no longer issues such reports, the Gulf Coast cost of ethylene comparison shall be used as the measurement.

"ENDING SHARES OUTSTANDING" or "ESO" refers to the number of shares outstanding at the end of the final year of the Performance Cycle, adjusted for stock splits and stock dividends.

"LYONDELL" refers to Lyondell Petrochemical Company, a Delaware corporation.

"NET INCOME" refers to the Company's net income after taxes, as reported in the Company's audited financial statements.

"NEW PARTICIPANT" refers to a key Employee and officer of Lyondell or Affiliate selected by the Committee to participate in the Plan after March 30 of the first year of a Performance Cycle.

"OPERATING AWARD POOL" is the award pool that is created upon Lyondell meeting key operating performance criteria in accordance with Section II.9 of this Plan.

"PARTICIPANT" refers to a key Employee and officer of Lyondell or Affiliate selected by the Committee to participate in the Plan.

"PERFORMANCE CYCLE" refers to the following time periods, except as provided below.

               PERFORMANCE CYCLE            PERFORMANCE MEASUREMENT PERIOD
          ---------------------------   --------------------------------------
                      1                   January 1, 1991 - December 31, 1995
                      2                   January 1, 1992 - December 31, 1996
                      3                   January 1, 1993 - December 31, 1997
                      4                   January 1, 1994 - December 31, 1998
                      5                   January 1, 1995 - December 31, 1999
                      6                   January 1, 1996 - December 31, 2000
                     Each cycle continues to advance by one year.

The first four Performance Cycles for the Chief Executive Officer and the Chief Operating Officer are as follows:

               PERFORMANCE CYCLE            PERFORMANCE MEASUREMENT PERIOD
          ---------------------------   --------------------------------------
                      1                   January 1, 1995 - December 31, 1995
                      2                   January 1, 1995 - December 31, 1996
                      3                   January 1, 1995 - December 31, 1997
                      4                   January 1, 1995 - December 31, 1998

Thereafter, the Performance Cycle will be the same as the Performance Cycle for other Plan Participants.

"PLAN" refers to the Lyondell Petrochemical Company Value Share Plan as set forth in this document.

"RESTRICTED STOCK" refers to shares of the Company's common stock which will be issued subject to vesting restrictions under the Company's Restricted Stock Plan. These shares will earn dividends, as paid, and have voting rights during the restriction period.

"RETIREMENT" refers to a termination of employment with a right to commence an immediate allowance under a retirement plan maintained by the Company.

"Tax Rate" refers to the combined maximum Texas and Federal corporate income tax rate.

"Termination" refers to the Participant's ceasing his/her service with the Company for any reason whatsoever, whether voluntarily or involuntarily, including by reason of death or permanent Disability.

"Value Award Pool" is the award pool created based on Lyondell's performance on Average Economic Value Added and Average Market Value Added, calculated in accordance with Section II.4 of this Plan.

                                  SCHEDULE A



I. Economic Value Added shall be determined according to the following formula:

                   Economic Value Added  =ECF - (ECI * WACC)



     Weighted Average Cost of Capital ("WACC"), as used to calculate Economic Value Added, shall be determined according to the following formula:

          WACC = After tax cost of long-term debt * [LTD / (LTD + MVE)] + Cost of equity * [MVE / (LTD + MVE)]

     where [LTD / (LTD + MVE)] equals 30% and [MVE / (LTD + MVE)] equals 70%.

     Note: These ratios may be amended due to a significant change in the Company's capital structure.


     ECF and ECI will be determined at year end during each Performance Cycle based on the Company's audited financial statements, as adjusted to recognize the effect of Lyondell's interest in LYONDELL-CITGO Refining Company Ltd. consistent with the economics of the limited liability company arrangement. For example CITGO's contributions and minority interests, loans for which Lyondell is not liable or interest relating to those loans will not be included in these determinations, regardless of their inclusion on audited financial statements. Similar adjustments consistent with the economics of the LYONDELL-CITGO Refining Company Ltd. arrangement may be warranted.

     If extraordinary events occur during a Performance Cycle which alter the basis upon which Economic Value Added is calculated, the effect of these events, with the Committee's approval, may be amortized over a period of up to three years, beginning with the year in which the event occurs, provided the decision to amortize is made no later than 90 days following the end of the year in which the event occurs. Events warranting such action may include, but are not limited to, major acquisitions, divestitures, and a recapitalization of the Company.

II.  Definitions

For purposes of this Section, terms are defined as follows:

Cost of Equity means cost of equity as determined under the Capital Asset
--------------
Pricing Model.

Economic Capital Invested ("ECI") means the sum of
-------------------------

     Common and preferred equity; plus
     Long-term debt; plus
     Current portion of long-term debt; plus
     Other non-current liabilities; plus
     Deferred taxes; plus
     Accumulated depreciation, less $482,556,000 (the difference between the gross book value and estimated market value of Lyondell's refining assets in 1991); plus Capitalized value of significant operating leases entered into after January 1, 1995.

Economic Cash Flow ("ECF") means the sum of
------------------

     Net income (after accrual of all expenses pursuant to this Plan); plus Depreciation and amortization; plus
     Other non-cash items; plus
     Deferred taxes; plus
     After-tax interest, calculated by multiplying the Company's pre-tax interest by (1 - Tax Rate); plus
     Implicit interest on significant operating leases entered into after January 1, 1995

Long-Term Debt ("LTD") means the book value of Lyondell's long-term debt,
--------------
including the current portion of long-term debt.

Market Value of Equity ("MVE") means the Company's stock price multiplied by the
----------------------
number of outstanding shares of common stock.

                                  SCHEDULE B


I. Average Market Value Added shall be determined according to the following formula:


     Average Market Value Added = {[BSP*(l +TSR)/n/ * ESO]-[BSP*BSO]} divided n



II. Total Shareholder Return, as used to calculate Average Market Value Added, shall be determined according to the following formula:

     Total Shareholder Return = /n/ square root [(Adjusted Shares*ESP) divided (1 Share*BSP)] - 1


III. Definitions

For purposes of this section, terms are defined as follows:

Adjusted Shares means the number of shares a shareholder would own at the end of
---------------
a Performance Cycle if the shareholder owned one share of Lyondell common stock on the last day of the year immediately prior to the Performance Cycle and then reinvested any dividends paid during the Performance Cycle at the end of each month in which the dividend was paid, up to and including the last day of the Performance Cycle.

Beginning Shares Outstanding ("BSO") means the number of shares outstanding,
----------------------------
adjusted for stock splits and dividends, at the end of the year immediately prior to the beginning of a Performance Cycle.

Beginning Share Price ("BSP") means Lyondell's average month-end closing stock
---------------------
price, adjusted for stock splits and dividends, for the year immediately prior to the beginning of a Performance Cycle. The Beginning Share Price used in the Total Shareholder Return calculation for the Performance Cycle beginning January 1, 1991 and ending December 31, 1995 will be $14.63.

Ending Shares Outstanding ("ESO") means the number of shares outstanding at the
-------------------------
end of the final year of a Performance Cycle, adjusted for stock splits and dividends.

Ending Stock Price ("ESP") means the average month-end closing stock price in
------------------
the final year of a Performance Cycle, adjusted for stock splits and dividends.

Total Shareholder Return ("TSR") means the compound annual growth rate of
------------------------
Lyondell's common stock price from the end of the year immediately prior to the first year of a Performance Cycle to the end of the final year of that Performance Cycle, including the value of dividends paid during the Performance Cycle, as if those dividends were reinvested at the end of each month in which a dividend was paid .

Number of Years ("n") means number of years in a Performance Cycle.
---------------